Filed pursuant to Rule 433

Registration Statement Nos.:

333-144261, 333-144261-01,

333-144261-02, 333-144261-03,

333-144261-04, 333-144261-05,

333-144261-06 and 333-144261-07.

THE BANK OF NEW YORK MELLON CORPORATION

FINAL TERM SHEET, DECEMBER 4, 2007

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS: AA2 / A+ / AA- (STABLE/STABLE/POSITIVE)

MATURITY DATE: DECEMBER 7, 2010

TRADE DATE: DECEMBER 4, 2007

SETTLEMENT DATE: DECEMBER 7, 2007 (T+3)

COUPON: 3 MONTH LIBOR + 44 BASIS POINTS

COUPON FREQUENCY: QUARTERLY

INTEREST PAYMENT DATES: QUARTERLY ON THE 7TH DAY OF MARCH, JUNE, SEPTEMBER, AND DECEMBER OF EACH YEAR, COMMENCING MARCH 7, 2008 AND ENDING ON MATURITY DATE (MODIFIED FOLLOWING, ADJUSTED)

INTEREST RESET DATES: QUARTERLY ON THE 7TH DAY OF MARCH, JUNE, SEPTEMBER, AND DECEMBER OF EACH YEAR, COMMENCING MARCH 7, 2008 (MODIFIED FOLLOWING, ADJUSTED)

INTEREST RATE DETERMINATION DATES: THE SECOND LONDON BANKING DAY PRECEDING THE RELATED INTEREST RESET DATE

DAY COUNT: ACTUAL/360

PRINCIPAL AMOUNT: $100,000,000

PRICE TO PUBLIC: 100.000%, PLUS ACCRUED INTEREST, IF ANY, FROM DECEMBER 7, 2007

ALL-IN PRICE: 99.97%, PLUS ACCRUED INTEREST, IF ANY, FROM, DECEMBER 7, 2007

PROCEEDS TO ISSUER: $99,970,000

PRICING BENCHMARK: 3 MONTH LIBOR (REUTERS PAGE LIBOR01)

SPREAD TO BENCHMARK: +44 BASIS POINTS

REDEMPTION: NOT REDEEMABLE BY THE COMPANY PRIOR TO MATURITY

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP: 06406HBG3

BOOKRUNNERS: LEHMAN BROTHERS INC., MERRILL LYNCH & CO.

CO-MANAGERS: BNY CAPITAL MARKETS, INC., THE WILLIAMS CAPITAL GROUP, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling LEHMAN BROTHERS INC. toll free at 1-888-603-5847, or MERRILL LYNCH & CO. toll free at 1-866-500-5408.